EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-168984-01 on Form S-3ASR of our report dated February 24, 2012, relating to the consolidated financial statements and financial statement schedule of Sierra Pacific Power Company appearing in this Annual Report on Form 10-K of Sierra Pacific Power Company for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP
Las Vegas, Nevada
February 24, 2012